NEWS RELEASE
FOR IMMEDIATE RELEASE

PRG-SCHULTZ REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

ATLANTA, April 22, 2004 – PRG-Schultz International, Inc. (Nasdaq: PRGX) today announced financial results for the first quarter of 2004, updated its 2004 full-year outlook and provided an outlook for the second quarter of 2004.

First Quarter 2004 Financial Highlights

o	Revenues for the quarter totaled $87.6 million:
o	Revenues from Accounts Payable Services totaled $79.1 million which exceeded the Company’s February 23, 2004 outlook of $78.0 — $79.0 million.
o	Revenues from Meridian VAT Reclaim totaled $8.5 million and were within the Company’s February 23, 2004 outlook of $8.0 — $9.0 million.
o	Diluted loss per share from continuing operations was ($0.05) for the quarter compared with diluted earnings per share from continuing operations of $0.07 during the first quarter of 2003. The ($0.05) loss per share included non-recurring charges relating to the Company’s previously-announced strategic business initiatives of ($0.04) per diluted share. Both 2004 per share amounts were consistent with the Company’s February 23, 2004 outlook.
o	Loss from continuing operations before discontinued operations was ($3.3) million, or (3.7%) of revenues, compared to earnings of $4.1 million, or 4.3% of revenues, during the first quarter of 2003.
o	EBITDA margin was 0.9% of revenues for the quarter, compared to 13.3% a year ago. See Schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings.
o	Cash flows from operating activities decreased to $5.4 million for the first quarter of 2004, down from $12.5 million during 2003.
o	Capital expenditures totaled $4.1 million during the first quarter of 2004, up from $3.2 million during 2003.

John Cook, Chairman and Chief Executive Officer of PRG-Schultz stated, “The first quarter of 2004 was one more indication to me that our business has reached stabilization. It also represented the second consecutive quarter where we posted operating results in line with our previous guidance. I am proud of the hard work and tremendous accomplishments of our employees and associates during this period of intense change. We have much left to do, but we are off to an excellent start for 2004”.

First Quarter 2004 Financial Results

During the fourth quarter of 2003, the Company declared its Communications Division a discontinued operation and subsequently sold it on January 16, 2004 for $19.1 million, resulting in an after-tax net gain of $8.3 million, or $0.13 per diluted share. Revenues and other operating results of the Communications Division have been removed from the Company’s continuing operations for all periods presented in this press release in accordance with generally accepted accounting principles.

The Communications Division has historically been reported as part of the Company’s “Other Ancillary Services” reporting segment. This segment now consists solely of the Meridian VAT Reclaim operations and has been appropriately renamed. The Company’s Channel Revenue unit has been reclassified from Other Ancillary Services to Accounts Payable Services for all periods presented in this press release due to its extremely small size.

Revenues for the first quarter of 2004 totaled $87.6 million, compared to $96.6 million in the first quarter of 2003. Revenues from Accounts Payable Services and Meridian VAT Reclaim totaled $79.1 million and $8.5 million, respectively, for the quarter compared to $84.9 million and $11.7 million, respectively, a year ago. The year-over-year decrease of approximately 6.8% in Accounts Payable Services revenues was due primarily to a decrease in revenues from the Company’s U.S. Accounts Payable Services operations. This decline, approximately 11.5% year-over-year, was due to various on-going challenges previously disclosed by the Company. Revenues from the Company’s international Accounts Payable Services operations increased by approximately 3.1% year-over-year. Revenues from Meridian VAT Reclaim for the first quarter of 2004 decreased approximately 26.9% year-over-year due to unusually high levels of cash collections from the various VAT authorities during the first quarter of 2003. Cash collections form the basis of revenue recognition for the Meridian unit.

Net loss from continuing operations for the first quarter of 2004 was ($3.3) million, or ($0.05) per diluted share, compared to net earnings of $4.1 million, or $0.07 per diluted share, during the first quarter of 2003. The first quarter of 2004 included after-tax charges of ($2.4) million, or ($0.04) per diluted share, relating to the Company’s previously disclosed strategic business initiatives.

Historically, after-tax interest and amortization expense related to the Company’s convertible notes have been added back to earnings from continuing operations for the purpose of calculating diluted earnings per share. Correspondingly, the approximately 16.1 million common shares into which the convertible notes can be exchanged have historically been added to the diluted share count. For the quarter ended March 31, 2004, generally accepted accounting principles require that these adjustments not be made since the resulting calculations would have been anti-dilutive.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 totaled $0.8 million, or 0.9% of revenues, compared to $12.8 million, or 13.3% of revenues, in the first quarter of 2003. See Schedule 5 for a reconciliation of EBITDA, a non-GAAP financial measure, to net earnings.

Schedule 4 provides summary financial results from continuing operations for the first quarter of 2004 by operating segment.

Cash Flow, DSOs and Capital Expenditures

Net cash from operating activities for the first quarter of 2004 was $5.4 million, compared to $12.5 million in the first quarter of 2003.

Company-wide, Days Sales Outstanding (DSOs) at the end of the first quarter of 2004 stood at 55 days, compared to 53 days a year ago.

Capital expenditures totaled approximately $4.1 million for the first quarter of 2004, compared to $3.2 million in the same period a year ago. Amounts for both years exclude capital expenditures related to the Company’s Communications Division which was declared a discontinued operation during the fourth quarter of 2003 and subsequently sold on January 16, 2004.

2004 Outlook

Full-Year 2004:

For the full-year 2004, consolidated revenues are expected to range from $375.0 — $380.0 million. Revenues from Accounts Payable Services are expected to range from $344.0 — $347.0 million, and revenues from Meridian VAT Reclaim are expected to range from $31.0 — $33.0 million. This 2004 consolidated revenue outlook is unchanged from that previously given by the Company on February 23, 2004.

Diluted earnings per share from continuing operations are expected to range from $0.13 to $0.16 in 2004. This outlook includes an earnings reduction of approximately $(0.09) per share to reflect already-identified severance and other costs related to the Company’s strategic business initiatives, which have been extensively discussed in prior earnings releases. Compared to the previous outlook for diluted earnings per share for 2004, as given by the Company on February 23, 2004, the estimated costs of the strategic business initiatives have increased from the former $(0.08) per diluted share to the current $(0.09), resulting in a commensurate lowering of the expected range of diluted earnings per share from continuing operations.

Second Quarter 2004:

For the second quarter of 2004, consolidated revenues are expected to range from $92.0 — $94.0 million. Revenues from Accounts Payable Services are expected to range from $82.0 — $83.0 million, and revenues from Meridian VAT Reclaim are expected to approximate $10.0 — $11.0 million.

Diluted earnings per share from continuing operations are expected to range from $0.01 to a loss of $(0.01) in the second quarter of 2004. This outlook includes an earnings reduction of approximately $(0.02) per share related to the Company’s strategic business initiatives (as discussed in prior earnings releases of the Company).

Conference Call and Webcast Information

PRG-Schultz will hold a conference call today, April 22, 2004, at 10:00 a.m. E.T. Listeners in the U.S. and Canada should dial 800-374-0518 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 706-643-1837. To be admitted to the call, provide the leader’s name ‘John Cook,’ reference the Company, and provide the passcode ‘PRGX.’ A playback of the call will be available two hours after the conclusion of the live call, extending until midnight on April 29, 2004. To access the replay, dial 800-642-1687 (US / Canadian participants) or 706-645-9291 (international participants). Enter the conference ID#6681926 to connect to the replay.

The live teleconference will also be audiocast on the Internet at www.prgx.com (go to the Investor Relations home page). Please note that the audiocast is ‘listen-only.’ Microsoft Windows Media Player is required to access the audiocast and can be downloaded from www.microsoft.com/windows/mediaplayer.

A copy of this press release is also available at www.prgx.com under the heading “Investor Relations – News.”

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world’s leading provider of profit improvement services. PRG-Schultz employs approximately 3,100 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions. PRG-Schultz is retained on a pay-for-performance basis, receiving a percentage of each dollar recovered.

Forward Looking Statements

Statements made in this news release, which look forward in time, involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the following: (i) we have violated our debt covenants several times in the past and may inadvertantly do so in the future, (ii) violation of our debt covenants could result in an acceleration of our outstanding bank debt (totaling $6.5 million at March 31, 2004) as well as debt under our convertible notes (totaling $125.0 million in gross principal balance at March 31, 2004), and we may not be able to secure sufficient liquid resources to pay the accelerated debt, (iii) our bank credit facility, which we rely upon to provide a meaningful portion of our liquidity, is scheduled to expire on December 31, 2004, and there can be no assurance that we will be successful in extending or replacing it, (iv) we may continue to experience revenue losses or delays as a result of our U.S. retailing clients’ actual and / or potential revision of claim approval and claim processing guidelines, (v) the bankruptcy of any of our larger clients, or of any such clients’ larger customers or suppliers, could impair then-existing accounts receivable and reduce expected future revenues from such clients, (vi) a portion of $5.5 million in payments on account from a bankrupt client of the Company received during the quarter ended March 31, 2003 might be recoverable as “preference payments” under United States bankruptcy laws and, if so, would result in the recording of an unbudgeted expense in the Company’s consolidated financial statements and the creation of an unbudgeted liquidity demand, (vii) modifications to auditor compensation models may negatively impact employee productivity and retention, and therefore, our ability to generate revenues, (viii) the Meridian VAT Reclaim operating segment may require additional time and effort of Company executives and may therefore distract management from its focus on the Company’s core Accounts Payable Services business, (ix) proposed legislative and regulatory initiatives concerning the mechanisms of European value added taxation, if finalized as currently drafted, would reduce material portions of the revenues of Meridian VAT Reclaim, (x) we may not achieve anticipated expense savings in connection with our strategic business initiatives and may incur costs in excess of those currently anticipated in order to implement these initiatives, (xi) our past and future investments in technology may not benefit our business, (xii) our Accounts Payable Services businesses may not grow as expected, and we may not be able to increase the number of clients, particularly commercial clients, utilizing broad-scope audits, (xiii) our international expansion may prove unprofitable or may take longer to accomplish than we anticipate, and (xiv) the reorganization of our U.S. Accounts Payable Services operations in connection with our current strategic business initiatives may adversely affect our ability to generate anticipated revenues and profits and may not be successful or may require more time, management attention or expense than we currently anticipate. Other risks and uncertainties that may affect our business include (i) the possibility of an adverse judgment in pending securities litigation, (ii) potential timing issues that could delay revenue recognition, (iii) future weakness in the currencies of countries in which we transact business, (iv) changes in economic cycles, (v) competition from other companies, (vi) changes in governmental regulations applicable to us, and other risk factors discussed in our Securities and Exchange Commission filings, including the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 5, 2004. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

# # #

Contact:   Gene Ellis
                  (770) 779-3230

SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$87,649	$96,593
Cost of revenues	57,629	59,034
Selling, general and administrative expenses	33,206	28,793

Operating income (loss)	(3,186)	8,766
Interest (expense), net	(2,096)	(2,212)

Earnings (loss) from continuing operations before income taxes
and discontinued operations	(5,282)	6,554

Income tax expense (benefit)	(2,007)	2,440

Earnings (loss) from continuing operations before discontinued
operations	(3,275)	4,114

Discontinued operations:
Earnings from discontinued operations, net of income taxes	--	231
Gain on disposal of discontinued operations including operating
results for phase-out period, net of income taxes	8,122	324

Earnings from discontinued operations	8,122	555

Net earnings	$4,847	$4,669

Basic earnings (loss) per share:
Earnings (loss) from continuing operations before discontinued
operations	$(0.05)	$0.07
Discontinued operations	0.13	--

Net earnings	$0.08	$0.07

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations before discontinued
operations	$(0.05)	$0.07
Discontinued operations	0.13	--

Net earnings	$0.08	$0.07

Weighted average shares outstanding:
Basic	61,693	62,382

Diluted	61,693	78,910

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$20,109	$26,658
Restricted cash	156	5,758
Receivables:
Contract receivables	53,163	53,185
Employee advances and miscellaneous receivables	2,905	3,573

Total receivables	56,068	56,758

Funds held for client obligations	23,190	18,690
Prepaid expenses and other current assets	3,572	3,779
Deferred income taxes	9,211	9,211
Current assets of discontinued operations	--	3,179

Total current assets	112,306	124,033
Property and equipment	29,911	29,466
Goodwill	170,650	170,619
Intangible assets	31,270	31,617
Deferred income taxes	63,240	65,370
Other assets	3,109	3,152
Long-term assets of discontinued operations	--	1,792

Total assets	$410,486	$426,049

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$6,500	$31,600
Obligation for client payables	23,190	18,690
Accounts payable and accrued expenses	24,924	25,780
Accrued payroll and related expenses	41,552	40,256
Deferred revenue	6,282	4,601
Current liabilities of discontinued operations	--	1,391

Total current liabilities	102,448	122,318
Convertible notes, net of unamortized discount of $2,381 in 2004 and
$2,605 in 2003	122,619	122,395
Deferred compensation	3,231	3,695
Other long-term liabilities	4,312	4,511

Total liabilities	232,610	252,919

Shareholders' equity:
Preferred stock	--	--
Common stock	68	67
Additional paid-in capital	493,018	492,878
Accumulated deficit	(266,649)	(271,496)
Accumulated other comprehensive income (loss)	317	616
Less treasury stock at cost	(48,710)	(48,710)
Unearned portion of restricted stock	(168)	(225)

Total shareholders' equity	177,876	173,130

Total liabilities and shareholders' equity	$410,486	$426,049

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$4,847	$4,669
Earnings from discontinued operations	--	(231)
Gain on disposal of discontinued operations	(8,122)	(324)

Earnings (loss) from continuing operations
	(3,275)	4,114
Adjustments to reconcile earnings (loss) from continuing
operations to net cash provided by operating activities:
Depreciation and amortization	4,431	4,427
Restricted stock compensation expense	(25)	22
(Gain) loss on sale of property, plant and equipment	21	(1)
Deferred compensation expense	(464)	(478)
Deferred income taxes	(3,286)	1,198
Income tax benefit relating to stock option exercises	--	35
Changes in operating assets and liabilities:
Restricted cash securing letter of credit obligations	5,463	--
Receivables	870	12,028
Prepaid expenses and other current assets	(41)	314
Other assets	(17)	(88)
Accounts payable and accrued expenses	(1,206)	56
Accrued payroll and related expenses	1,312	(11,569)
Deferred revenues	1,794	2,424
Other long-term liabilities	(199)	(10)

Net cash provided by operating activities	5,378	12,472

Cash flows from investing activities:
Purchase of property and equipment, net of sale proceeds	(4,141)	(3,234)
Proceeds from the sale of discontinued operations	19,116	--

Net cash provided by (used in) investing activities	14,975	(3,234)

Cash flows from financing activities:
Net repayments of bank debt	(25,100)	(509)
Payments for issuance of convertible notes	--	(9)
Net proceeds from issuance of common stock	223	210
Purchase of treasury shares	--	(5,028)

Net cash used in financing activities	(24,877)	(5,336)

Net cash (used in) provided by discontinued operations	(1,391)	356
Effect of exchange rate changes on cash and cash equivalents	(634)	105

Net change in cash and cash equivalents	(6,549)	4,363
Cash and cash equivalents at beginning of period	26,658	14,860

Cash and cash equivalents at end of period	$20,109	$19,223

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Summary Operating Segment Results from Continuing Operations
(Unaudited)

Three Months Ended March 31
(in thousands except earnings per share data)

	2004		2003
	$	% Rev.	$	% Rev.
Accounts Payable Services
Revenues	$79,079		$84,862
Operating income	$10,271	13.0%	$15,790	18.6%

Meridian VAT Reclaim
Revenues	$8,570		$11,731
Operating income	$772	9.0%	$4,919	41.9%

Corporate Support

Operating loss	($14,229)	-16.2%	($11,943)	-12.4%

Total
Revenues	$87,649		$96,593
Operating income (loss)	($ 3,186)	-3.6%	$8,766	9.1%

Earnings (loss) from
continuing operations	($ 3,275)	-3.7%	$4,114	4.3%

Diluted earnings (loss) per share
from continuing operations	($ 0.05)		$0.07

Diluted shares	61,693		78,910

Notes:
Corporate Support Operating Income % shown as a % of Total Revenues

Earnings (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations are prior to Earnings from Discontinued Operations.

SCHEDULE 5
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of EBITDA to Net Earnings
(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2004	2003
Net earnings	$4,847	$4,669

Adjust for:
Earnings from discontinued operations	8,122	555

Earnings (loss) from continuing operations	(3,275)	4,114

Adjust for:
Income taxes	(2,007)	2,440
Interest	2,096	2,212
Depreciation and amortization	3,973	4,069

EBITDA	$787	$12,835

Total Revenues	$87,649	$96,593

EBITDA as % of Revenues	0.9%	13.3%

In this press release, the Company has provided a financial measure, EBITDA, defined as earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA is considered a ‘non-GAAP’ financial measure within the meaning of Regulation G and may not be similar to EBITDA measures employed by other companies. EBITDA is presented solely as a supplemental disclosure because management believes it to be an effective measure of the operating performance of the Company’s core business activities. EBITDA is not provided as a measure of liquidity and should not be viewed as such. EBITDA should not be considered in isolation of, or as a substitute for, other measures for determining operating performance that are calculated in accordance with GAAP. This schedule provides a reconciliation of EBITDA to net earnings, in accordance with Securities and Exchange Commission guidance.